Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DIGITAL LIGHTWAVE, INC.

Digital Lightwave, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1. The name of the corporation is Digital Lightwave, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 3, 1996.

2. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Amended and Restated Certificate of Incorporation amends paragraph (a) of Article FOURTH of this Corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

“(a) General. The aggregate number of shares which the Corporation is authorized to issue is 320,000,000 shares, of which 20,000,000 shall be shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and 300,000,000 shall be shares of Common Stock, par value $0.0001 per share (the “Common Stock”).”

3. The foregoing amendment has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of Amended and Restated Certificate of Incorporation in the name and on behalf of the Corporation on February 10, 2005, and the statements contained herein are affirmed as true under penalty of perjury.

DIGITAL LIGHTWAVE, INC.

By:	/s/ James R. Green
James R. Green
President and Chief Executive Officer